Exhibit 10.2

PERFORMANCE SHARE AWARD AGREEMENT (STOCK PRICE)

    This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of June 30, 2021 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Carlos Alberini (the “Grantee”).

RECITALS

    WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of May 19, 2017) (the “Plan”).

    WHEREAS, the Compensation Committee of the Company’s Board (the “Committee”) has determined to grant performance-based restricted stock units (this “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company;

    NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, entered into January 27, 2019, as amended (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern. The termination of Service and Change in Control provisions set forth in this Agreement shall control in the event of any conflict or discrepancy with the provisions of the Employment Agreement, notwithstanding anything in the Employment Agreement to the contrary.
2.Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive a “target” of 300,000 shares of the Company’s common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units,” and such target number of Restricted Stock Units, the “Target Number of Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee.
3.Vesting.
a.This Award includes four (4) vesting tranches, each of which consists of one-fourth (1/4) of the Target Number of Restricted Stock Units set forth in Section 2 above (each, a “Tranche”). Except as otherwise expressly provided in Sections 7 and 8 herein, each Tranche shall vest and become nonforfeitable on the later of (i) the date on which the Stock Price Target applicable to such Tranche as set forth in the table below is met and (ii) the Earliest Vesting Date applicable to such Tranche as set forth in the table below (the later to occur of such dates, the “Vesting Date” for such Tranche); provided that the Grantee has been continuously in Service with the Company from the Date of Grant through the applicable Vesting Date.

Tranche	Stock Price Target	Earliest Vesting Date
A	$35.00	6/30/22
B	$40.00	6/30/23
C	$45.00	6/30/24
D	$50.00	6/30/25

Except as specifically provided herein, Service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting. No proportionate vesting will apply as to any 15-Day Average Stock Price that falls short of the applicable Stock Price Target set forth above. For purposes of clarity, a Tranche may vest only one time upon achievement of the applicable Stock Price Target, and any subsequent achievement of that same Stock Price Target shall be disregarded.
The Committee will certify, by resolution or other appropriate action in writing, the vesting of any Tranche pursuant to this Section 3(A) (or Sections 7 and 8, as applicable) based on the satisfaction of the performance criteria above. Any Tranche that does not vest after giving effect to the foregoing provisions as of the last day of the Performance Period (to the extent not previously terminated in accordance with the provisions hereof) shall immediately terminate and be cancelled. As used herein, the term “Service” means employment by the Company or a Subsidiary.
b.For purposes of this Award, the following definitions shall apply:
i.    “Performance Period” means the period of time beginning with the Date of Grant and ending on the fourth (4th) anniversary of the Date of Grant.
ii.    “15-Day Average Stock Price” means the average per-share closing price of the Common Stock (as reported on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported on the principal national securities exchange on which the exchanged

Common Stock is then listed or admitted to trade) for fifteen (15) consecutive trading days that the Common Stock was traded on such exchange. If the Company pays a dividend (other than a stock dividend) during the Performance Period, in determining the 15-Day Average Price the amount of such dividend (without interest or other earnings factor) shall be added back to the closing price of the Common Stock for each applicable trading day that occurs after such dividend, beginning with the first day on which the Common Stock trades on an ex-dividend basis. The Committee shall reasonably determine the value of any non-cash dividends.
iii.    “Stock Price Target” means, as applied to each Tranche, the Stock Price Target set forth in the table above in Section 3(A) for that Tranche. The Stock Price Target for a Tranche will be deemed achieved if, at any time during the Performance Period, the 15-Day Average Stock Price equals or exceeds the Stock Price Target applicable to that Tranche. Each Stock Price Target that has not previously been achieved will be subject to an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of this Award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Performance Period. The Committee’s determination of whether such an adjustment is required (and the extent of any such adjustment) shall be final and binding.
4.Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock during the Performance Period and while any Restricted Stock Units subject to this Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to the outstanding Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate (including, without limitation, the applicable Stock Price Target and, if applicable, the Earliest Vesting Date) and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.
5.Delivery of Shares. The Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to any Restricted Stock Units that vest pursuant to the terms hereof as soon as administratively practicable after (and in no event later than 74 days following) the date on which such Restricted Stock Units vest pursuant to this Agreement. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5.
6.Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to this Award.

7.Effect of Certain Cessations of Service.
A.    If, at any time prior to the Earliest Vesting Date for a particular Tranche and prior to a Change in Control (and outside the Change in Control Window described in Section 7(B) below), the Grantee’s Service is terminated by the Company without “Cause” (as defined in the Employment Agreement or by the Grantee for “Good Reason” (as defined in the Employment Agreement) (such termination of employment, a “Qualifying Termination”), then (x) each Tranche as to which the applicable Stock Price Target for such Tranche has previously been achieved shall vest as of the date of such Qualifying Termination (subject to Section 7(E)), and (y) any Tranche as to which the applicable Stock Price Target has not previously been achieved shall not vest and shall terminate as of the date of such Qualifying Termination.
B.    If, at any time prior to the Vesting Date for a particular Tranche, the Grantee’s Service is terminated in a Qualifying Termination that occurs within twelve (12) months before, upon, or within two (2) years after a Change in Control (such period, the “Change in Control Window”), Section 8(C) below shall apply to such Tranche.
C.    If, at any time prior to the Earliest Vesting Date for a particular Tranche and prior to a Change in Control, the Grantee’s Service is terminated due to the Grantee’s death or “Disability” (as such term is defined in the Employment Agreement), then (x) each Tranche as to which the applicable Stock Price Target for such Tranche has previously been achieved shall vest as of the date of such termination of the Grantee’s Service, and (y) any Tranche as to which the applicable Stock Price Target has not previously been achieved shall not vest and shall terminate as of the date of such termination of the Grantee’s Service.
D.    If the Grantee’s Service terminates for any other reason, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service.
E.    Notwithstanding the foregoing, the accelerated vesting provisions of Sections 7(A) and 8(C) (as provided therein) are subject to the Grantee’s satisfaction of the Release requirement of Section 9(e) of the Employment Agreement in connection with the termination of his Service and, if such requirement is not timely satisfied, Section 7(D) shall apply. If the period of time that the Grantee has to consider, execute, and revoke such Release spans two calendar years, payment of any Restricted Stock Units the vesting of which is contingent on the Grantee satisfying such Release requirement shall (assuming the Grantee satisfies such Release requirement) be made within the applicable period of time provided in Section 5 but in the second of such two years.
F.     Sections 14(a) and 14(b) of the Plan shall not apply to the Award.
8.Change in Control. Notwithstanding anything to the contrary in Section 3 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply to this Award upon a Change in Control that occurs during the Performance Period (subject to the proviso in Section 8(C), to the extent this Award is then outstanding):

A.    To the extent the Award is outstanding immediately prior to the Change in Control: (i) each Stock Price Target that has not been achieved prior to the Change in Control shall be deemed achieved as of the date of the Change in Control, and (ii) if the Earliest Vesting Date of a Tranche has occurred prior to the Change in Control, such Tranche shall vest upon (or immediately prior to) the Change in Control.
B.    If the Earliest Vesting Date of a Tranche has not occurred as of the date of the Change in Control and this Award is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”): (i) each Tranche that is then outstanding and not vested shall vest upon (or immediately prior to) the Change in Control, and (ii) if the Grantee’s Service terminated due to a Qualifying Termination during the Change in Control Window and the requirements of Section 7(E) are satisfied, each Tranche that was not otherwise vested shall vest upon the Change in Control.
C.    If the Earliest Vesting Date of a Tranche has not occurred as of the date of the Change in Control and this Award is continued following such event or assumed or converted into restricted stock units of a Successor Entity, each Tranche that is then outstanding and not vested shall remain scheduled to vest on such Earliest Vesting Date, subject to the Grantee’s continued Service through that Earliest Vesting Date; provided, however, that if the Grantee’s Service terminates due to a Qualifying Termination during the Change in Control Window and the requirements of Section 7(E) are satisfied, each Tranche as to which the Earliest Vesting Date had not occurred as of the Grantee’s Qualifying Termination (including any Earliest Vesting Date that occurred after the Qualifying Termination and prior to the Change in Control) shall be deemed vested as of the later of the Change in Control and the Grantee’s Qualifying Termination.
9.Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee’s right hereunder to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
10.Taxes.
A.    Subject to the Company’s ability to comply with applicable laws, rules, and regulations, and unless the Grantee has provided in advance of the applicable withholding event sufficient cash to cover the applicable withholding obligations, upon any distribution of shares of Common Stock in respect of the Award, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (at the time of such withholding, based on the last closing price (in regular trading) of a share of the Company’s common stock on the New York Stock Exchange available at the time of such withholding) to satisfy any withholding obligations (including both income tax and the Grantee’s portion of employment tax withholding obligations) of the Company or its Subsidiaries with respect to such distribution of shares. In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Award, the CompanyGuess

Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.
B.    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.
C.    If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee’s separation from service for any reason other than death, or (ii) the date of the Grantee’s death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee’s separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee’s death).
11.Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.
12.Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.
13.Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to Company the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.
15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.
18.Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.
19.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
20.Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.
21.Clawback Policy. This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of this Award or any shares of Common Stock or other cash or property received with respect to this Award (including any value received from a disposition of the shares acquired in respect of this Award).
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.
GUESS?, INC.,
a Delaware corporation

By:
Print Name: Jason T. Miller
Its: General Counsel and Secretary
GRANTEE

Signature

Print Name

Employee ID

MARITAL STATUS
☐    I am not married.
☐    I am married and have informed my spouse of this equity grant. (Please have your spouse sign the Consent of Spouse section below.)

GRANTEE

Signature

Print Name

CONSENT OF SPOUSE
    In consideration of the execution of the foregoing Performance Restricted Stock Unit Agreement by Guess?, Inc., a Delaware corporation, I, _____________________________, the spouse of the Grantee therein named, do hereby join with my spouse in executing the foregoing Performance Restricted Stock Unit Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:

Signature of Spouse

Print Name